Exhibit (d)(3)
EXECUTION VERSION

April 7, 2022

Central Parent LLC
c/o Brookfield Capital Partners LLC
250 Vesey Street

New York, NY 10281

Attn:	Dave Gregory
Doug Bayerd

Email:	dave.gregory@brookfield.com
doug.bayerd@brookfield.com

Re:	Equity Financing

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the commitments of Brookfield Asset Management, Inc. a corporation organized under the laws of Ontario, and Brookfield Capital Partners VI L.P., a Cayman Islands exempted limited partnership (collectively, the “Investors” and each, an “Investor”), subject to the terms and conditions contained herein, to purchase, directly or indirectly, certain equity interests of Central Parent LLC, a limited liability company formed under the laws of Delaware (“Parent”). It is contemplated that, pursuant to the Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among CDK Global, Inc. a Delaware corporation (the “Company”), Parent and Central Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent, Parent will acquire all of the shares of common stock, par value $0.01, of the Company (the “Transaction”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

1.       Commitments. Each Investor hereby commits, on a several (not joint and several) basis and subject to the terms and conditions set forth herein, that, at or prior to the Closing, it shall (a) purchase or contribute, or shall cause the purchase or contribution by a Permitted Assignee (as defined below) of, directly or indirectly through one or more intermediate entities, equity securities of Parent with an aggregate purchase price not to exceed the amount set forth opposite its name on Annex A (with respect to each Investor, its “Commitment”), solely for the purposes of (i) funding the amounts payable under Section 2.2 and 2.3 of the Merger Agreement and (ii) paying any and all of the fees and expenses payable by Parent pursuant to the Merger Agreement; provided that the amount of the Commitments to be funded under this Agreement may be reduced to the extent (and only to the extent) that, at the Closing, Parent does not require the full amount of the Commitments, taken together with the Debt Financing and any other source of funds for Parent, to fund the amounts described in the foregoing clauses (i) and (ii). The amount of the Commitments to be funded under this Agreement may be reduced in the manner agreed to by the Investors solely to the extent that Parent does not require all of the equity financing with respect to which the Investors have made the Commitments in order to consummate the transactions contemplated by the Merger Agreement (including, without limitation, in order to satisfy the conditions set forth in the Debt Commitment Letter); provided, that the amount of the Commitment may not be reduced if such reduction would reasonably be expected to adversely affect the timely consummation of the transactions contemplated by the Merger Agreement. Notwithstanding anything to the contrary in this Agreement, in no event shall the cumulative liability of each Investor under this Agreement exceed the amount of its respective Commitment.

2.       Conditions. Each Investor’s Commitment shall be subject to (a) the execution and delivery of the Merger Agreement by the Company, (b) all conditions in Section 6.1 of the Merger Agreement and all conditions set forth in Annex I to the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted under the Merger Agreement) of those conditions) being satisfied or waived, (c) the Debt Financing having been funded in full in accordance with the terms thereof at the Closing, or the Financing Entities having confirmed in writing that the Debt Financing will be funded in full at the Closing if the Equity Financing is funded at the Closing, and (d) the substantially simultaneous consummation of the Transaction in accordance with the terms of the Merger Agreement.

3.       Guarantee. Concurrently with the execution and delivery of this Agreement, the Investors are executing and delivering to the Company a Guarantee with respect to the obligations of Parent under the Merger Agreement (the “Guarantee”). Other than with respect to (a) the Company’s rights and remedies under Section 5(b) hereof, (b) the Company’s rights and remedies against Parent and Merger Sub pursuant to the Merger Agreement, (c) the Company’s rights and remedies against Brookfield Capital Partners LLC pursuant to that certain nondisclosure agreement, dated as of January 25, 2022 (the “Confidentiality Agreement”), by and between the Company and Brookfield Asset Management, Inc., (d) the Company’s right to assert any Guarantee Claim or Merger Agreement Claim (each as defined in the Guarantee) against any of the Investors or the Guarantor Affiliates (as defined in the Guarantee) against which such Guarantee Claim or Merger Agreement Claim may be asserted pursuant to Section 4 of the Guarantee and (e) against any Guarantor or any Guarantor Affiliates party to a Contract with the Company or any Company Related Party, as applicable, in accordance with the terms of such Contract (collectively, the “Retained Claims”), the Company’s remedies against the Investors under the Guarantee shall be, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company against either Investor or any other Guarantor Affiliate (against which a Guarantee Claim or Merger Agreement Claim may be asserted pursuant to Section 4 of the Guarantee) in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or the negotiation thereof, including in the event Parent breaches its obligations under the Merger Agreement, whether or not such breach is caused by any Investor’s breach of its obligations under this Agreement.

4.       Parties in Interest; Third Party Beneficiaries; Limited Recourse.

(a)       The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of the other party hereto and its respective successors and permitted assigns, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the obligations set forth herein; provided that (i) the Company is an express third-party beneficiary hereof and shall have the enforcement rights provided in Section 5(b) and (ii) each of the Guarantor Affiliates is an express third-party beneficiary hereof solely for purposes of Section 3.

(b)       Notwithstanding anything that may be expressed or implied in this Agreement, the Merger Agreement, the Confidentiality Agreement, the Guarantee or any document or instrument delivered contemporaneously herewith or therewith, and notwithstanding the fact that either of the Investors may be a partnership or limited liability company, Parent, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that (i) no Person other than the Investors and Parent shall have any obligation (whether of an equitable, contractual, tort, statutory or other nature) hereunder, (ii) it shall have no rights of recovery against, and no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against, any Guarantor Affiliate or any Permitted Assignee, whether by or through attempted piercing of the corporate, partnership or limited liability company veil, by or through a claim by or on behalf of Parent against any Guarantor Affiliate, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law or otherwise, and (iii) no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Guarantor Affiliate as such for any obligations of the Investors under this Agreement or any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to have been made in connection herewith or therewith or for any claim (whether at law or equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation. Parent hereby covenants and agrees that it shall not institute, and shall cause its Affiliates and Representatives not to institute, any proceeding or bring any other claim arising under, or in connection with, this Agreement, the Merger Agreement, the other Financing Letters or the transactions contemplated hereby or thereby, against the Investors or any Guarantor Affiliate, except for claims solely against the Investors under this Agreement or the Guarantee.

5.       Enforceability. This Agreement may only be enforced by (a) Parent or (b) the Company, pursuant to and solely in accordance with the terms of, and subject to the satisfaction of all conditions set forth in, Section 8.15 of the Merger Agreement and this Agreement, solely for the purpose of seeking specific performance of Parent’s right to cause each Investor to fund or contribute, as applicable, its Commitment in accordance with the terms hereof (solely to the extent that Parent can enforce the Commitment pursuant to the terms hereof), and not for any other purpose (including any claim for monetary damages). For the avoidance of doubt, except as set forth in clause (b) of the immediately preceding sentence, creditors of Parent shall have no right to enforce this Agreement or cause Parent to enforce this Agreement. Notwithstanding anything to the contrary contained in this Agreement or any other document, the obligations of the Investors under this Agreement shall be several and not joint.

6.       No Modification; Entire Agreement. This Agreement may not be amended or otherwise modified without the prior written consent of Parent and the Investors; provided that any amendment or modification of this Agreement that is adverse to the Company shall also require the prior written consent of the Company. Together with the Merger Agreement, the Confidentiality Agreement (and any confidentiality agreements between the Company and the Investors and/or their respective Affiliates), the exhibits and schedules to the Merger Agreement, the Company Disclosure Letter, the Financing Letters and the Guarantee, this Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Investors or any of their respective Affiliates, on the one hand, and Parent or any of its Affiliates, on the other, with respect to the transactions contemplated hereby. Except as expressly permitted in Section 11, no transfer of any rights or obligations hereunder shall be permitted without the prior written consent of Parent, the Investors and the Company. Any transfer in violation of the preceding sentence shall be null and void.

7.       Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)       This Agreement and all disputes or controversies arising out of or relating to this Agreement and the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

(b)       The parties hereto agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of, relating to or in connection with, this Agreement or the transactions contemplated by this Agreement shall be brought in the Delaware Courts. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts in respect of any legal or equitable proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the proceeding is brought in an inconvenient forum, that the venue of the proceeding is improper or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by such courts. Each party hereto agrees that any decision rendered by the Delaware Courts in accordance with this Section 7 shall be enforceable by any court of competent jurisdiction, including by injunctive relief or order for specific performance. Each party hereto agrees that notice or the service of process in any proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be properly served or delivered if delivered in the manner contemplated by Section 8.7 of the Merger Agreement or in any other manner permitted by law as follows:

If to the Investors or Parent, to:

c/o Brookfield Capital Partners LLC

250 Vesey Street

New York, NY 10281

Attention:	Dave Gregory
Doug Bayerd
Email:	dave.gregory@brookfield.com
doug.bayerd@brookfield.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:	Leonard Kreynin
Cheryl Chan
Email:	leonard.kreynin@davispolk.com
cheryl.chan@davispolk.com

(c)       EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 7(c).

8.       Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

9.       Confidentiality. This Agreement shall be treated as confidential and is being provided to Parent solely in connection with the transactions contemplated by the Merger Agreement. This Agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of each of the Investors or to enforce the terms of this Agreement. Notwithstanding the foregoing, and without prejudice to any other provision of this Agreement, this Agreement may be (a) provided to (i) the Company and (ii) the advisors of the Company, together with the advisors of Parent; provided each such party agrees to treat this Agreement as confidential; (b) referred to in the Merger Agreement; and (c) disclosed as may be required by applicable law, rule or regulation of any governmental authority, regulatory agency, court or national stock exchange or to enforce the terms of this Agreement (provided that, to the extent practicable, the Company will provide the Investors an opportunity to review such required disclosure in advance of such disclosure being made).

10.       Termination. The obligation of each Investor under or in connection with this Agreement will terminate automatically and immediately upon the earliest to occur of (a) the Closing (but only if the Transaction has been consummated in accordance with the terms of the Merger Agreement) (at which time all such obligations shall be discharged), (b) the valid termination of the Merger Agreement by Parent pursuant to its terms or the valid termination of the Merger Agreement by the Company pursuant to its terms and (c) the Company or any of its Affiliates, Representatives or stockholders (each, a “Company Related Party”) directly or indirectly asserting, filing or otherwise commencing a proceeding asserting any claim, other than a Guarantee Claim or Merger Agreement Claim to the extent such claim may be asserted in accordance with the Guarantee or any other Retained Claim, against any Investor, Parent or any Guarantor Affiliate under the Merger Agreement, this Agreement, the Confidentiality Agreement, the Guarantee, the Debt Commitment Letters or any other agreement or document entered into in connection with the transactions completely hereby or thereby; provided that in the event of an assertion of a claim other than any Retained Claim (an “Other Claim”) the Investors shall provide written notice to the Company specifying in reasonable detail such Other Claim and this Commitment shall only terminate pursuant to this clause (c) if such Other Claim is not withdrawn within ten (10) days of the Company’s receipt of such written notice.

11.       Assignment. The Commitments evidenced by this Agreement shall not be assignable, in whole or in part, by Parent without each Investor’s prior written consent and the Company’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of such Investor (in the case of the Investor) and shall not be unreasonably withheld, conditioned or delayed in the case of the Company, and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. Each Investor may allocate and/or assign all or a portion of its rights and obligations under this Agreement, including its obligations to fund or contribute, as applicable, its respective Commitment, to one or more of its Affiliates or affiliated investment funds, any of such Affiliates’ or affiliated investment funds’ limited partners, managed entities and/or co-investors, or any of their respective Affiliates or affiliated investment funds (any such Person, a “Permitted Assignee”); provided that no such assignment shall relieve such Investor of its obligations hereunder, including its obligation to fund or contribute, as applicable, its Commitment, except that such Investor’s obligation to fund or contribute, as applicable, its Commitment shall be reduced dollar for dollar by any amounts actually funded or contributed to Parent by such Permitted Assignee. Any purported assignment of this Agreement or the Commitments in contravention of this Section 11 shall be void.

12.       Representations and Warranties. Each Investor hereby represents and warrants, on a several (not joint and several) basis and solely as to itself, to Parent that (a) it has requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (i) have been duly authorized by all necessary corporate action on the part of such Investor and (ii) do not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, any law, regulation or rule, or any order of, or any restriction imposed by, any court or other Governmental Authority applicable to such Investor, (c) this Agreement constitutes a valid and legally binding obligation of such Investor, enforceable against such Investor in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Applicable Laws affecting the enforcement of creditors’ rights generally or by general principles of equity) and (d) such Investor has (and will have, for so long as the Commitment remains in effect) the financial capacity and sufficient funds to pay and perform its obligations under this Agreement.

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Sincerely,

BROOKFIELD ASSET MANAGEMENT INC.

By:	/s/ Cyrus Madon
Name: Cyrus Madon
Title: Managing Partner and Chief Executive Officer

BROOKFIELD CAPITAL PARTNERS VI L.P.

By:	Brookfield Capital Partners VI GP LLC, its general partner

By:	Brookfield Capital Partners VI Officer GP LLC, its sole member

By:	/s/ Luke Ricci
Name: Luke Ricci
Title: Vice President, Investments

[Signature Page to Equity Commitment Letter]

Agreed to and accepted:

CENTRAL PARENT LLC

By:	/s/ David Gregory
Name: David Gregory
Title: Managing Partner

[Signature Page to Equity Commitment Letter]

Annex A

Commitments

Investor	Commitment
Brookfield Asset Management Inc.	$1,508,000,000.00
Brookfield Capital Partners VI L.P.	$2,000,000,000.00
Total	$3,508,000,000.00